FOR IMMEDIATE RELEASE

RCS Capital Corporation Announces
Dividend for Third Quarter 2013

New York, New York, September 18, 2013 – RCS Capital Corporation (“RCAP”) (NYSE: RCAP) announced today that on September 18, 2013, RCAP’s board of directors authorized and the Company declared a cash dividend for the third quarter of 2013, to be paid on October 9, 2013 to Class A common stockholders of record at the close of business on September 30, 2013 in an amount equal to $0.18 per share.

This cash dividend is consistent with the cash dividend declared and paid with respect to the second quarter of 2013 and equates to an annualized dividend rate of 3.6% based on RCAP’s initial public offering price of $20.00 per share of Class A common stock.

About RCAP

RCAP is a publicly traded Delaware holding company listed on the New York Stock Exchange formed to operate and grow businesses focused on the retail direct investment industry. RCAP holds a direct minority economic interest in Realty Capital Securities, LLC, a FINRA-registered wholesale broker-dealer and an investment banking and capital markets business, American National Stock Transfer, LLC, an SEC-registered transfer agent, and RCS Advisory Services, LLC, a transaction management services business. Additional information about RCAP can be found on its website at www.rcscapital.com. RCAP may disseminate information about itself, including the results of its operations and financial information, via social media platforms such as Facebook, LinkedIn and Twitter.

Important Notice

The statements in this press release include statements regarding the intent, belief or current expectations of RCAP and members of our management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “strives,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of RCAP’s prospectus. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Investor Inquiries:

Anthony J. DeFazio	Brian S. Block, CFO
DDCworks	RCS Capital Corporation
tdefazio@ddcworks.com	bblock@arlcap.com
Ph: 484-342-3600	Ph: 866-904-2988